      PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR
                             CONFIDENTIAL TREATMENT

                    LICENSE, SUPPLY AND DISTRIBUTION AGREEMENT

THIS LICENSE, SUPPLY AND DISTRIBUTION AGREEMENT ("Agreement"), effective as of 17th July, 1998, is made by and between Pacific Biometrics, Inc., a company duly organized and existing under the laws of Delaware, having its principal place of business at 1370 Reynolds Avenue, Irvine, CA 92614 ("PBI") and Segix Italia S.p.A., a company duly organized and existing under the laws of Italy, having its principal place of business at Via del Mare, 36-00040, Pomezia (Roma), Italia ("Segix").

WHEREAS:

PBI and Segix are Parties to that certain Evaluation Agreement dated August 6th, 1997, which provided that Segix conduct a market and technical evaluation of PBI's Osteopatch* (the "Product", as hereinafter defined);

Segix exercised its option pursuant to the Evaluation Agreement to be the exclusive distributor and licensee of the Product in the Territory, as hereinafter defined; and

Segix has or is willing to establish appropriate facilities, know-how and ability to market and sell the Product in the Territory.

NOW, THEREFORE, the Parties agree as follows:


1.   DEFINITIONS

     As used herein the following capitalized terms shall have the following respective meaning:

     1.1 "COMMERCIAL INTRODUCTION" shall mean January 1, 1999, or the date on which all necessary approvals have been obtained from the Italian Authorities for the marketing and sale of the Product in the Territory, whichever is the later.

     1.2    "EFFECTIVE DATE" shall mean 17th July, 1998.

     1.3 "INITIAL TERM" shall mean the period from the Effective Date until the date corresponding to the tenth anniversary of Commercial Introduction.

     1.4 "KNOW-HOW" shall mean any and all information in the possession or otherwise under the control of PBI required for (i) marketing the Product including, but not limited to, promotional and advertising materials and technical specifications; (ii) analyzing the patches using PBI's

            Assays including, but not limited to, laboratory instructions, practices and procedures, and quality control specifications as set forth in Exhibit C.

     1.5 "OSTEOPATCH-TM-" shall mean PBI's patented skin patch sweat collection device. A list of relevant patents and patent applications, together with dates of application and grant and territorial application, is set forth in Exhibit E.

     1.6    "PARTIES" shall mean PBI and Segix.

     1.7 "PBI'S ASSAYS" shall mean PBI's proprietary immunoassay systems useful for analyzing Osteopatch-TM- for the presence of at least one biochemical bone marker.

     1.8 "PRODUCT" shall mean Osteopatch-TM- and PBI's Assays, as well as all improvements thereto and replacements thereof now or hereafter developed or sold by or on behalf of PBI during the term of this Agreement, provided that PBI is not legally prohibited from passing on such improvements and replacements to Segix.

     1.9 "PROFICIENCY TESTING PROGRAM" shall mean a series of tests, inspections and analyses established by PBI, the objective of which is to verify that laboratory work performed in connection with the use and evaluation of the Product meets quality control specifications set by PBI.

     1.10   "RENEWAL TERM" shall have the meaning set out in Section 16.1.2.

     1.11 "TERMINATION DATE" means the later of: (i) the last day of the Initial Term, or (ii) the last day of any Renewal Term.

     1.12   "TERRITORY" shall mean Italy, San Marino and the Vatican.

     1.13 "CONTRACT EXCHANGE RATE" shall mean US$1.00=ITL1,750 or its Euro equivalent when the bilateral conversion rate is fixed relative to Italy's participation in the European Monetary Union.

2.   PAYMENT

     As consideration for the rights granted by PBI to Segix under this
     Agreement, on the Effective Date Segix shall pay to PBI US$[    *    ].
     From such sum payable, Segix shall deduct a credit from PBI to Segix of
     US$[    *    ], provided that Segix already has paid to PBI the sum of
     US$[    *    ] for


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     exclusivity pursuant to the Evaluation Agreement and the further sum of
     $[    *    ] to cover PBI's costs for patch supply and processing pursuant to the Evaluation Agreement.


3.   DISTRIBUTION OF THE PRODUCT

     3.1 EXCLUSIVE RIGHTS. On the terms set out in this Agreement, Segix shall be the exclusive distributor and licensee of the Product in the Territory. Segix agrees to market, sell, and use the Product only for those biochemical markers approved in advance, in writing, by PBI. Any orders for Product received by PBI for sale in the Territory shall be immediately referred to Segix and PBI shall not knowingly supply Product to third parties destined for sale or use in the Territory.

     3.2 TERRITORIAL LIMITATION. With respect to the Product, Segix shall, during the term of this Agreement, refrain from seeking customers, establishing any branch or maintaining any distribution depot outside the Territory, unless otherwise consented to in writing by PBI. Segix agrees to use its reasonable efforts to control distribution of the Product in the Territory so that it is not available outside of the Territory.

     3.3 INDEPENDENT CONTRACTOR. The relationship of Segix and PBI with respect to this Agreement and transactions concerning the Product shall be that of independent contractors, and nothing contained in this Agreement shall be construed to: (i) give either Party the power to direct or control the day-to-day activities, expressly including marketing activities, of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either party to create or assume any obligation on behalf of the other for any purpose whatsoever.

     3.4 SKILLED SALESPERSONS AND MARKETING. Segix shall employ and train for the marketing and sale of the Product persons of adequate and suitable skill and experience in the field of marketing products related to osteoporosis. Segix agrees to maintain at all times a sufficient sales force and an adequate sales organization to meet the demand for the Product in the Territory.



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

     3.5 USE OF PBI TRADEMARK AND PATENTS. PBI hereby grants to Segix a license to use, in the Territory, the "Osteopatch-TM-" trademark, PBI's patented skin patch sweat collection device and all other PBI's patented and proprietary information and Know-How relative to the Product, in accordance with and in performance of the terms of this Agreement.

     3.6 LABELLING OF PRODUCT. The Product labelling shall be in accordance with the Italian language text which, together with English translation, is set forth in Exhibit D. Such text shall be amended from time to time by agreement between the Parties or as required by the Italian Health Authorities or the United States Food and Drug Agency (FDA). However, if compliance with a requirement of the FDA for the exportation of the Product would cause a breach of the requirements of the Italian Health Authorities, then the Parties shall meet and attempt in good faith to find a solution. Such text shall appear on all packaging of the Product, including on the boxes, the accompanying leaflets and on each sachet containing the patch, and shall describe Segix as exclusive licensee for the Territory.

4.   SUPPLY

     4.1 PRODUCT. Except as expressly provided herein, and subject to the terms and conditions of this Agreement, Segix shall purchase from PBI, and PBI shall supply to Segix, all Segix's requirements of Product.

     4.2 PRICE AND PAYMENT. (a) Subject to Section 4.2(b), PBI shall sell Product to Segix at a price set by PBI as set forth in Exhibit "A." All prices for Product charged by PBI will be ex-PBI's facilities in the United States, at which point title and risk of loss shall pass from PBI to Segix. All non-U.S. taxes, fees, duties and other charges with respect to the sale by PBI to Segix of the Products shall be paid by Segix. PBI shall provide reasonable assistance to Segix in arranging for the shipping of Product to Segix pursuant to Segix' instructions, All payments due PBI pursuant to this Agreement shall be paid within [ * ] days from the date of shipment to Segix. If Segix fails to make any payment to PBI when due, PBI may, without affecting its rights under this Agreement, delay any future shipments of the Products to Segix until such sums have been paid. All payments to PBI pursuant to this Agreement shall be made in United States currency, by check or by wire transfer of funds; provided, however, that if PBI elects to manufacture the Products in


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

            the Territory it may notify Segix of its election to receive payment in the currency of the Territory, and the prices for the Products shall thereupon be calculated based upon the conversion rate for such currency as published in the WALL STREET JOURNAL on the date hereof (the "Contract Exchange Rate"). PBI reserves the right to
            change prices up to a maximum annual increase of [      *      ]
            by giving Segix [ * ] days notice in writing of such changes, provided that such increases are due to documented increases in the cost of primary materials to and/or labor costs of PBI or its suppliers; provided, however, that PBI shall have the right to request good faith re-negotiation of the Product price if its gross profit margin on Products sold in the Territory drops below
            [         *           ].  If the Parties are unable to reach
            agreement as a result of such renegotiations, PBI shall have the right to suspend or terminate this Agreement as provided in
            Section 4.2(b).

            (b) Should the US Dollar/Italian lira exchange rate fluctuate by
            in excess of [     *     ] above or below the Contract Exchange
            Rate ("Exchange Rate Fluctuation"), then the economic viability of this Agreement may need to be reconsidered. In such event, either Party may call upon the other, by written notice, to enter into a Product price review, whereupon the Parties, in good faith, shall consider a new price for the Product. Failing agreement within thirty (30) days of the date of the written notice requesting the price review, and providing that the Exchange Rate Fluctuation persists, either Party may suspend the operation of this Agreement for up to one hundred eighty (180) consecutive days and no more than a total of one hundred eighty
            (180) days in the aggregate over the life of this Agreement. Should the Exchange Rate Fluctuation still prevail at the expiration of this period, either Party may terminate this Agreement by written notice to the other.

     4.3  FORECASTS, ORDERS AND ACCEPTANCE.

          4.3.1 FORECASTS AND QUARTERLY PURCHASES ORDERS. During the term of this Agreement, Segix shall provide to PBI: (i) at least [*] days prior to the beginning of each calendar quarter, a written forecast of Segix's anticipated requirements for the Product during the next four calendar quarters, such written forecast to be advisory in nature only, and (ii) at least [*] days prior to the beginning of each calendar quarter, a written purchase order for the Product for such calendar quarter (the "Quarterly Purchase Order"). Each and every


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

                 Quarterly Purchase Order shall be within [*                ]
                 of the most recent forecast for that calendar quarter, and will include without limitation the shipment destination and a requested delivery date or, in the event that Segix desires that the Product corresponding to such Quarterly Purchase Order be shipped in more than one shipment, a shipment destination and a requested delivery date for each such shipment. The requested delivery date(s) shall fall any time within the applicable calendar quarter. Within [ * ] days after receipt of each and every Quarterly Purchase Order, PBI shall confirm to Segix in writing without qualification its acceptance of such Quarterly Purchase Order, also enclosing a copy of the letter of confirmation, if any, from PBI's supplier; provided, however, that Segix delivers such Quarterly Purchase Order to PBI in accordance with the above.

          4.3.2 SUPPLEMENTAL PURCHASE ORDER. In addition to its Quarterly Purchase Orders, Segix may provide to PBI at any time a supplemental purchase order for Products ("Supplemental Purchase Order"), each of which will include without limitation the shipment destination and a requested delivery date. Within [ * ] days after receipt of any Supplemental Purchase Order, PBI shall advise Segix in writing without qualification of its acceptance or not of such Supplemental Purchase Order; provided however, that such Supplemental Purchase Order has been provided to PBI at least [ * ] days prior to the requested delivery date. PBI's acceptance shall include without limitation an estimated shipment date corresponding to each requested delivery date in Segix's Supplemental Purchase Order.

          4.3.3 OBLIGATION TO SUPPLY. PBI shall use its best efforts to supply the Product to Segix, it being understood that PBI's ability to meet Segix's requirement for Product depends in part, on PBI's ability to obtain ordered Product from its suppliers. Accordingly, PBI's failure to fill Segix's orders due solely to PBI's inability to obtain sufficient Product from PBI's suppliers shall not be a breach of this Agreement. However, any material breach by a PBI supplier of its


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

                 supply obligations to PBI shall be evaluated by the Parties in good faith, to decide on the opportunity of taking legal action against such supplier. In the event that a claim is made or suit initiated against such a supplier, Segix shall be entitled to recover its damages resulting from the breach by such supplier out of any damages recovered or settlement made with such supplier. [

                                          *

                                             ]

          4.3.4 DELIVERY. PBI shall use its best efforts to ship the Product corresponding to Segix's purchase order on PBI's estimated shipment date, but in no event shall shipment be made prior to Segix's requested delivery date or later than [ * ] days after PBI's estimated shipment date. The method of shipment shall be specified by Segix and Segix will pay all freight, insurance, and shipping expense.

          4.3.5 COMMENCEMENT OF PURCHASE ORDERS. It is foreseen that the first forecasts and orders shall be placed by Segix on or
                 before [   *   ], 1999, relative to the [ * ] calendar
                 quarter of 1999, provided that the Parties shall meet during
                 [   *   ] 1999 in order to discuss the proposed forecasts and
                 orders which Segix shall make. At the same time and subsequently, in April of each year, the Parties shall review the specified forecast and order times, with a view to reducing to a minimum the deadlines contained in Section
                 4.3.1. The orders for the calendar quarters prior to the [ * ] quarter 1999 shall be regulated by separate letter exchanged by the Parties contemporaneously with the signing of this Agreement.

     4.4 ACCEPTANCE. After receipt by Segix of an invoice from PBI, the invoice will be due and payable as provided in this Agreement unless the shipment is rejected as non-conforming as provided below within [ * ] days of its receipt at the address designated by Segix. Each


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

          shipment of a Product from PBI to Segix shall be accompanied by a quality control certificate. Failure to meet specifications and other defects referred to in Section 5.1 will be the only basis upon which a shipment may be rejected by Segix. Unless Segix advises PBI that a shipment is non-conforming within [ * ] days of its receipt, such shipment shall be deemed accepted. Each shipment from PBI will contain numbers identifying the manufacturing lot or lots for control purposes. Segix will keep accurate records which will enable it to determine to which customers of Segix the Products and each manufacturing lot were shipped.

5.   WARRANTY FOR THE PRODUCT

     5.1 EXPRESS LIMITED WARRANTY. PBI warrants that the Product shall conform to the specifications set forth in Exhibit B and the label set forth in Exhibit D and be free from defects in materials and workmanship and of merchantable quality and fit for the purpose for the period set by the expiration date(s) indicated on Product beyond the date of acceptance by Segix pursuant to Section 4.4 (the "Warranty Period"). The warranties set out in this Section
          5.1 and in Section 7.1.1 are the exclusive warranties given by PBI with respect to the Product.

     5.2 REMEDY. During the Warranty Period, PBI shall repair or replace, at PBI's option and expense, any Product that does not perform in accordance with specifications set forth in Exhibits B and D. PBI's obligation to repair or replace defective Product pursuant to this Section 5.2 shall not apply to Product that has not been handled and stored in accordance with PBI's instructions and product specifications, or has been subjected to misuse, neglect, modification or unusual physical or chemical stress after delivery to Segix. PBI's warranty to repair or replace, and its performance under the warranty, [
                                  *
                         ] shall be the sole remedies available to Segix for the delivery of non-conforming or defective Product.


6.   CUSTOMER PRICE

     Subject to Sections 8.1 and 8.2 hereof, Segix shall have the sole right to establish and control the price of the Product to its customers.


* Omitted pursuant to a request for confidential treatment


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

7.   REPRESENTATIONS AND WARRANTIES, AND INDEMNIFICATION

     7.1  REPRESENTATIONS AND WARRANTIES.

          7.1.1 REPRESENTATIONS AND WARRANTIES OF PBI. PBI represents and warrants that: (i) the Product will conform to the specifications set forth in Exhibit "B"; (ii) the Product will be manufactured and handled in compliance with all applicable laws and regulations; (iii) PBI has the full power, right and authority to carry out its obligations under this Agreement, and is owner of the Osteopatch trademark and owner of or Licensee under the patents for the Product relative to the Territory which to the best of its knowledge and belief, have not been challenged or contested by any third party as at the date hereof; and (iv) PBI has not previously granted and will not grant any rights to sell the Product to any third party that conflict with the rights granted to Segix herein.

          7.1.2 REPRESENTATIONS AND WARRANTIES OF SEGIX. Segix represents and warrants that: (i) Segix has the full power, right and authority to enter into and carry out its obligations under this Agreement, and (ii) the Product will be handled by Segix in compliance with all applicable laws and regulations of the Territory.

     7.2  INDEMNIFICATION.

          7.2.1 INDEMNIFICATION BY PBI. PBI shall defend and indemnify Segix against, and hold Segix harmless from, any and all claims, suits, losses, liabilities and expenses (including reasonable attorneys fees of attorneys) caused by any Product used in accordance with instructions and specifications or through the negligence of PBI, or from the breach of any representation or warranty set forth in Section 7.1.1; provided that: (i) PBI shall have sole control of such defense, and (ii) Segix shall provide notice promptly to PBI of any actual or threatened claim of which Segix becomes aware. In the event of any such claim, Segix shall provide PBI, at PBI's expense, information and assistance as PBI may reasonably request for purposes of defense.


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

          7.2.2 INDEMNIFICATION BY SEGIX. Segix shall defend and indemnify PBI against, and hold PBI harmless from, any and all losses, costs, liabilities or expenses (including reasonable attorneys fees of attorneys) arising out of or in connection with the use or sale of the Product by Segix, excluding claims covered by Section 7.2.1, or from the breach of any representation or warranty set forth in Section 7.1.2; provided that (i) Segix shall have sole control of such defense and (ii) PBI shall provide notice promptly to Segix of any actual or threatened claim of which PBI becomes aware. In the event of any such claim, PBI shall provide Segix, at Segix' expense, information and assistance as Segix may reasonably request for purposes of defense.

          7.2.3 EXCEPTIONS. Notwithstanding the foregoing, with respect to third party claims or demands or other events covered by
                 Section 7.2.2 relating to PBI's continuing business relationships (as determined in the reasonable judgment of PBI) including, without limitation, such PBI's relationships with customers, vendors or suppliers, PBI shall have the right to employ counsel and defend and/or settle such claims or demands at its own expense; provided that, except with the consent of Segix, no settlement of any such claim or demand of third-party claimants and the costs incurred in reaching such settlement (including without limitation reasonable fees of attorneys and other professionals) shall be determinative of the liability of Segix or the amount of liability of Segix to PBI with respect to any such individual claim or demand not previously consented to by Segix in writing.


8.   PROVISIONS ON COOPERATION BETWEEN THE PARTIES

     8.1 PROFICIENCY TESTING. Segix, through independent laboratories used by Segix, shall participate in the Proficiency Testing Program throughout the term of this Agreement and agrees to employ laboratory practices that assure compliance with PBI's quality control specifications, which, in preliminary form as agreed by the Parties, are attached hereto as Exhibit "C". Within [*]days of the Effective Date, PBI shall provide Segix


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          with its finalized proposed quality control specifications and, within a further period of [*] days, Segix shall communicate to PBI any difficulties it foresees in implementing such specifications, whereupon the Parties shall use their best efforts to agree on the final specifications. PBI shall render assistance to Segix in providing instructions to the independent laboratories on the laboratory practices to be adopted. PBI shall have the right to terminate this Agreement on written notice to Segix specifying the nature of Segix' non-conformance in reasonable detail if Segix's laboratory practices do not meet such agreed quality control specifications within [ * ] days after receipt of PBI's written notice of non-compliance with such quality control specifications.

     8.2 BEST EFFORTS. Segix, in accordance with prudent application of business judgment, shall use its best efforts to promote the use, sale, marketing and distribution of the Product in the Territory and to safeguard PBI's interest within the Territory.

     8.3 FAIR COMPETITION. Segix shall follow the rules of fair competition in the Territory and otherwise conduct its business with a view to gain goodwill to the Product, Segix and PBI.

     8.4 COOPERATION. The Parties shall in good faith cooperate in the development of promotional materials with respect to the sale and marketing of the Product in the Territory and in the training of Segix's sales force.

     8.5  COSTS.

          8.5.1 SALES COSTS. Except as set forth in Section 8.3, Segix shall bear all costs associated with Segix's promotion and sale of the Product in the Territory.

          8.5.2 COSTS FOR CLINICAL STUDIES. Segix shall bear all costs associated with any clinical tests and studies of the Product related to the selling of or maintaining of all required approvals or registrations for the Product in the Territory.

     8.6  INSPECTIONS AND REPORTING.

          8.6.1 INSPECTION BY SEGIX. PBI shall permit Segix, upon [ *] business days prior notice, to inspect the facilities and audit the manufacturing records of PBI and PBI's subcontractors, if


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

                 any, at reasonable times and in the presence of a representative of PBI, to assure compliance with the terms and conditions of this Agreement.

          8.6.2 INSPECTION BY PBI. Segix shall permit PBI, upon [ * ] business days prior notice, at reasonable times and in the presence of a Segix representative, to inspect Segix's facilities, including laboratories, warehouses, and the storage and traceability of the Products, to assure compliance with the terms and conditions of this Agreement.

          8.6.3  REPORTING BY SEGIX.  Within [ * ] days from the close of each calendar quarter, Segix shall render to PBI a written report setting forth the number and type of PBI's assays performed by Segix during that quarter and the actual prices charged by Segix for Products and assays during such quarter, denominated in Italian Lira. Segix shall keep complete and accurate books and records containing all information and data which may be necessary to ascertain and verify the information provided in such reports. Such books and records shall be open to examination, at PBI's expense, by any designated agent or employee of PBI. PBI may exercise its right of audit no more frequently than [ * ]
                 in any calendar year and may only conduct [     *      ]
                 for a given reporting period. The records for any given calendar year shall be preserved for a period of [*] years from the end of that calendar year. All information, documents, and records of Segix examined by the designated agent or employee of Segix shall be maintained in strict confidence.

          8.6.4 REPORTING BY PBI: Within [ * ] days from the close of each calendar quarter, PBI shall render to Segix a written report setting forth PBI's fully burdened cost for Product during such calendar quarter. PBI shall keep complete and accurate books and records containing all information and data which may be necessary to ascertain and verify the information provided in such reports. Such books and records shall be open to examination, at Segix' expense, by any designated agent or employee of Segix. Segix may exercise its right of audit no more frequently than once in any calendar year and


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                                       12

            8.6.5 may only conduct a single audit for a given reporting period. The records for any given calendar year shall be preserved for a period of three years from the end of that calendar year. All information, documents, and records of PBI examined by the designated agent or employee of PBI shall be maintained in strict confidence.

     8.7 RIGHT OF FIRST NEGOTIATION. PBI grants to Segix a right of first negotiation for the Territory with respect to the development and commercialization by PBI of new devices and methods for the identification of bone resorption markers used for the management of osteoporosis. PBI shall provide written notice to Segix of all such new developments for which it has proprietary rights, following which Segix shall have a period of three calendar months to decide whether it is interested in carrying out an evaluation study for such new devices and methods. Should Segix decide that it wishes to carry out such an evaluation study, then the Parties shall enter into good faith negotiations for the purpose of concluding an evaluation agreement and license and distribution agreement for the Territory in a form similar to the agreements for Osteopatch.


9.   SUPPORT TO SEGIX

     PBI agrees to:

     (i) give all reasonable assistance to Segix, at Segix's expense, in its sales activities with respect to the Product in the Territory;

     (ii) supply Segix with Know-How, including such advertising and promotional material for the Product as is developed by PBI as well as relevant information as concerns the Product including but not limited to the handling and use of the Product; all direct costs for translation of such material to the language of the Territory (or any language other than the language used in the material provided by PBI) and the cost of printing the material shall be paid by Segix; the Parties acknowledge that the Product, to the extent possible, given local legal and cultural differences, shall be promoted and marketed consistently throughout the world;

     (iii) review and give opinion on and approve the contents of any of Segix's printed materials as relates to information with respect to the Product; it being understood that PBI must approve in advance any such printed material to be used by Segix; provided, however, that, in the event that PBI has not provided comments or
            approval or consent in writing within [      *        ] days after
            receipt of such printed material from Segix, approval and consent for Segix's use of such printed material shall be deemed to have been given by PBI;

     (iv) provide reasonable assistance to Segix, at Segix's expense, in its use, analysis and evaluation of PBI's assays;

     (v) give Segix access to PBI quality assurance, quality control and production records as can be reasonably required by Segix for the performance of its obligations or undertaking under this Agreement or as reasonably necessary for Segix to defend or otherwise pursue legal action in connection with Segix's rights hereunder.

10.  CHANGES IN THE PRODUCT

     PBI shall have the right, for clear and objective medical, scientific or technical reasons, to make changes in the Product or its packaging, upon [ * ] days prior written notice to Segix. The Parties shall in good faith consult with respect to any such proposed changes, to assure conformity with labeling requirements applicable in the Territory. The Parties acknowledge that changes in the Product may require the further approval of relevant regulatory agencies and shall give due consideration to the costs and delays inherent in such changes.

11.  COMPETITION

     Without the prior written consent of PBI, during the term of this Agreement Segix will refrain from manufacturing, selling or otherwise distributing in the Territory products which are competitive with or otherwise for the same prescriptive purposes as the Product.


* Omitted pursuant to a request for confidential treatment

12.  REPORTS OF SIDE EFFECTS OF THE PRODUCT

     12.1 The Parties shall immediately upon becoming aware of any side effects related to the handling or use of the Product give report thereof to the other Party in such form and manner as the Parties from time to time may decide. The same shall apply for any information regarding the safety, efficacy or stability of the Product.

     12.2 The provisions of this Section 12 shall survive the expiration or termination of this Agreement and continue for so long as any statute of limitation may run with respect to claims or demands regarding the safety, efficacy or stability of the Product.


13.  SECRECY AND NON-USE

     13.1 CONFIDENTIAL INFORMATION. During the term of this Agreement and thereafter, any technical, commercial or other information of a confidential nature disclosed by either of the Parties shall be treated as strictly confidential and use of such information by Segix shall be solely for the sale of the Product in the Territory and by PBI shall be solely for the manufacturing and sale of the Product outside the Territory and neither Party shall, without the prior written consent of the other Party, pass it on to any person except to those of either Party's employees for whom such information shall be required for the proper performance of their duties and who are themselves bound by obligations of secrecy and non-use in respect thereof.

     13.2 DOCUMENTATION. All printed material, instructions, specifications, technical data and other documents or information material of any kind relating to the Product provided to Segix by PBI shall remain the property of PBI. Upon expiration or termination of this Agreement for any reason, all such material and documents as well as all copies thereof shall be returned to PBI forthwith, provided, however, that Segix may retain one copy of such material and documents for archival purposes.

     13.3 RIGHT TO RESULTS OF CLINICAL TESTS AND STUDIES. Subject to the terms of this Agreement, each Party shall disclose to the other the results of any clinical studies involving the Product carried out by or on behalf of such Party. Both Parties have the right to use the result of such clinical studies and the documentation
            involved in such studies [     *      ];provided, however, that
            Segix may only use such results and documentation


* Omitted pursuant to a request for confidential treatment
            submitted by PBI for the purpose of carrying out its undertakings under this Agreement, and PBI may, during the term of this Agreement, only use such results and documentation submitted by Segix for activities outside the Territory.

14.  FORCE MAJEURE

     14.1 EXCUSE FROM FULFILLMENT. Except as set forth in Section 14.2, the Parties shall be excused from fulfillment of any obligation under this Agreement, except any payment obligation, to the extent that and for so long as such fulfillment is prevented or delayed in whole or in part by causes beyond its reasonable control from fire, flood, war, embargoes, blockades, riots, governmental interference, acts or omissions of any governmental authority, compliance with government regulations (including those introduced during the term hereof), acts of God, delays or shortages in transportation or inability to obtain necessary materials from usual sources or from defects or delays in the performance of its suppliers or sub-contractors if caused by any circumstance referred to in this Section 14. Upon the occurrence of any such event the Party affected shall, without delay, inform the other Party thereof.

     14.2 TERMINATION RIGHT. If, by reason of any of the circumstances set out in Section 14.1, the fulfillment of any obligation under this Agreement becomes impossible for more than [ * ] consecutive days, either Party shall be entitled to terminate this Agreement by written notice to the other.

15.  PATENT PROVISIONS

     PBI may, in its discretion, seek to secure and maintain any patent or other proprietary rights which may be available with respect to the production, manufacture and sale of the Products. PBI may initiate infringement litigations on patent(s) and proprietary rights owned by PBI relating to the Products in the sole discretion of PBI. Either Party shall notify the other Party of any such infringement of the aforementioned patent(s) and proprietary rights within the Territory and PBI shall have six months in which to terminate the infringement or initiate litigation against an alleged infringer. In the event that PBI, for any reason, does not terminate the infringement or initiate litigation within the six months, Segix shall be deemed to have the right, but not the obligation, to bring an action in its own name or, if required by law to bring such action in the name of the holder


* Omitted pursuant to a request for confidential treatment of the patent, in the name of PBI. PBI will cooperate with Segix and Segix shall bear the cost and expenses incurred in relation to the litigation if Segix brings suit. Whichever Party bears the costs of litigation against infringers shall receive all damages and other recoveries awarded in such instance. No settlement, consent judgement or other voluntary disposition of the litigation which may have an adverse effect on the rights of one Party may be entered into without the consent of the other Party.

16.  TERM AND TERMINATION

     16.1   TERM OF THE AGREEMENT.

     16.1.1 TERM. Except as expressly provided herein, this Agreement shall commence upon the Effective Date and shall continue in full force and effect until the Termination Date.

     16.1.2 RENEWAL TERM. This Agreement shall be renewable for successive periods of three years, upon the terms and conditions hereof, except that the Parties shall negotiate, in good faith, to set a revised schedule of minimum purchases of Product by Segix. Such revised schedule shall reasonably take into account the sales trends over the preceding term and other relevant market factors. Segix shall have the right to commence negotiations for Renewal Term during the last year of the Initial Term.

     16.2   TERMINATION AT WILL.

     16.2.1 Segix, at any time during the term of this Agreement, for any reason or for no reason, may terminate this Agreement upon [ * ] days prior written notice to PBI. The effective date of such termination shall be as set forth in Segix's written notice to PBI, provided that such effective date shall be not less than [ * ] days after the date of such written notice. In the event of termination under this Section 16.2.1, Segix shall, at PBI's sole discretion, pay for all Product ordered (but not for that which has been forecast) by Segix pursuant to Section 4.3.1, including payment for Product ordered but not yet delivered.


* Omitted pursuant to a request for confidential treatment

     16.2.2        Promptly following its notice of termination pursuant to
            Section 16.2.1, Segix shall, where permitted, reassign any registrations of the Product in the Territory to PBI, at Segix's expense, and such reassignment, where possible, shall have been registered on the effective date of such termination.

     16.2.3 Following termination by Segix pursuant to Section 16.2.1, Segix shall for [ * ] years refrain from selling any product which competes with the Product, unless such termination by Segix was by virtue of breach on the part of PBI.

16.3 TERMINATION FOR CAUSE.

     16.3.1 BY EITHER PARTY. Without prejudice to any other rights it may have hereunder or at law, either Party shall have the right to terminate this Agreement without prior notice upon the occurrence of any of the following:

            (i) the other Party should materially breach any of the material provisions or material conditions of this Agreement, and should fail to cure such breach within [ * ] days after receipt of notice of such breach in writing from the non-breaching Party;

           (ii) the other Party becomes insolvent, an order for relief is entered against the other Party under any bankruptcy or insolvency laws or laws of similar import, or the other Party fails generally to pay its debts as they become due;

          (iii) the other Party makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business.

     16.3.2 BY PBI. Exhibit "A" attached hereto sets forth minimum expenditures which Segix must make during the 12 month period starting on the Commercial Introduction of Product in the


* Omitted pursuant to a request for confidential treatment

            Territory ("Year 1") and during the 12 month period thereafter ("Year 2") in supporting commercialization of the Product in the Territory (inclusive of the purchase cost of the Product and testing). Exhibit "A" also sets forth the minimum purchases of Product which Segix must make during the 12 month period following Year Two ("Year 3") and each year thereafter during the term of this Agreement (respectively, "Year 4," "Year 5," etc.). Without prejudice to any other rights PBI may have hereunder or at law, if Segix either fails to meet the quality control standards following PBI's written notice as provided in Section 8.1 hereof or fails to satisfy (i) its minimum expenditure obligations as to Year One or Year Two, (ii) its minimum purchase obligations in Year Three,
            (iii) at least [    *    ] of its minimum purchase obligations in
            any "Year" after Year Three, or (iv) at least [    *    ] of its
            total minimum purchase obligations in any two consecutive "Years" after Year Three, PBI shall have the right to terminate this Agreement on notice to Segix.

16.4 RIGHTS AND DUTIES UPON TERMINATION

     16.4.1 SURVIVAL. The following sections of this Agreement shall survive expiration or termination of this Agreement as follows:

            (i)    upon expiration of this Agreement, Sections 5, 7, 12, 13,
                   16.4 and 17;

           (ii)    upon termination of this Agreement by Segix pursuant to
                   Section 16.3, Sections 5, 7, 12, 13, 16.4 and 17; and

          (iii)    upon termination of this Agreement by Segix pursuant to
                   Section 16.2 or by PBI pursuant to Section 16.3, Sections 5, 7, 12, 13, 16.4 and 17.

     16.4.2 OUTSTANDING OBLIGATIONS. Expiration or termination of this Agreement shall not relieve either of the Parties of its then outstanding and unfulfilled obligations or liabilities with respect to the other Party.


* Omitted pursuant to a request for confidential treatment

     16.4.3 LIMITATION ON LIABILITY. Notwithstanding Section 16.3.1, neither party shall be liable to the other for consequential or indirect damages as a result of any breach of this Agreement.


17.  MISCELLANEOUS

     17.1 ASSIGNMENT. Each Party shall have the right to assign this Agreement only in the event of merger or acquisition or the sale of substantially all of the assets to which this Agreement relates. In all other cases, assignment shall require the approval of the other Party, which approval may not be unreasonably withheld.

     17.2 NOTICES. Any notice required or permitted to be given hereunder shall be given in writing by delivery in person, by telefax with confirmed answer-back, or by registered air mail, postage prepaid, addressed as first set forth above or to such other address as either Party may specify on notice to the other Party. Unless otherwise specifically provided for herein, such notice shall take effect upon receipt by addressee, provided that such notice shall be deemed to have arrived upon the expiration of five days from the date of sending in case of mail and 24 hours from the hour of sending in case of telefax.

    17.3    ENTIRE AGREEMENT.

            17.3.1        ENTIRE UNDERSTANDING. This Agreement sets forth the
                   entire agreement and understanding between PBI and Segix, as to the subject matter of this Agreement, and merges all prior discussions between them and neither of the Parties shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement or duly set forth on or subsequent to the date hereof, in writing, and signed by a proper and duly authorized representative of the Party hereto to be bound thereby.

            17.3.2        AMENDMENTS.  Amendments, modifications and alterations
                   to this Agreement shall be made in writing signed by both Parties.

            17.3.3        EXHIBITS.  All exhibits referred to herein shall form
                   an integral part of this Agreement.

            17.4 WAIVER. If either Party should at any time waive its rights due to breach or default by the other Party of any of the provisions of this Agreement, such waiver shall not be construed as a continuing waiver regarding that breach or default or other breaches or defaults of the same or other provisions of this Agreement.

            17.5 SEVERABILITY. In the event that any provisions of this Agreement shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, such finding shall in no event invalidate any other provision of this Agreement in that jurisdiction, and this Agreement shall be deemed amended to the minimum extent required to comply with the law of such jurisdiction.

            17.6 TAXES OR SIMILAR CHARGES. Any stamp duty, tax or similar charge for the registration, if any, of this Agreement or the like in the Territory shall be paid by Segix.

            17.7 INJUNCTION. A violation by either Party of Section 13 shall be deemed to be a material breach of a material provision of this Agreement pursuant to the terms of Section 16.3 hereof, and, in addition to any other rights of the non-breaching Party, the non-breaching Party shall have the right and remedy to have the provisions of Section 16 specifically enforced, it being acknowledged and agreed that any such violation might cause irreparable injury to the non-breaching Party and that money damages will not provide an adequate remedy to the non-breaching Party.

18.  CHOICE OF LAW

     This Agreement and all purchase orders issued hereunder shall be governed and interpreted, and all rights and obligations of the Parties shall be determined, in accordance with the laws of England without regard to its conflict of laws rules.

19.  DISPUTE RESOLUTION

    19.1 If a dispute arises out of or in connection with this Agreement, including any question as to its existence, interpretation, performance validity or termination, the Parties agree to first seek amicable settlement by conciliation under the UNCITRAL Conciliation Rules administered by the London Court of International Arbitration.

    19.2 If such dispute is not resolved within thirty (30) days, or such further period as the Parties shall agree in writing, after the appointment of the conciliator, the dispute shall be referred to and finally resolved by arbitration under the UNCITRAL Arbitration Rules administered by the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this clause.

           (i)     The appointing authority shall be the LCIA;

          (ii) The number of arbitrators shall be one, unless otherwise a greed by the Parties;

         (iii)     The place of arbitration shall be London, England; and

          (iv) The language to be used in the arbitral proceedings shall be English.


IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate, each Party taking one copy, on the day and year first above written.


PACIFIC BIOMETRICS, INC.               SEGIX ITALIA


/s/ Paul G. Kanan                      /s/ Luigi Baldassarri
-----------------------                -------------------------
By:  Paul G. Kanan                     By: Luigi Baldassarri
     President & CEO                       CEO

                                   EXHIBIT A

                PRICING SCHEDULE/MINIMUM INVESTMENTS AND PURCHASES

Products shipped in any year will be sold at the following prices during Year 1
following Commercial Introduction[                              *
                                                         ]:

                                               Sales Price
                                          (Ex-PBI's Facility In
Item                                          U.S. DOLLARS)
----                                      ---------------------
Pyridinoline Kit                             $[  *  ]

Osteopatch (bulk packaged)                   $[  *  ] per patch


In addition to the foregoing, Segix shall pay PBI (i) [     *      ] of all
amounts (net of discount and net of any amount pre-paid to Segix and payable by Segix to the laboratory for the relative test analysis and delivery costs, as
documented) received by Segix in excess of [     *     ] and less than or equal
to [    *     ], per test, and (ii) [    *    ] of all amounts (net of discount
and net of any amount pre-paid to Segix and payable by Segix to the laboratory for the relative test analysis and delivery costs, as documented) received by
Segix in excess of [     *     ]  per test.



Minimum Purchases/Investment (per Section 16.3.2)        Amount of Investment
(commencing from Commercial Introduction)                or Number of Tests
-------------------------------------------------        --------------------
             Year 1**                                    [        *        ]
             Year 2                                      [        *        ]
             Year 3                                      [        *        ]
             Year 4                                      [        *        ]
             Year 5                                      [        *        ]
             Year 6-10                                   [        *        ]

As used herein, a "test" shall mean an Osteopatch used for a single diagnostic test for a single individual.

** Year 1 investment shall also include all Segix investment expended prior to the Commercial Introduction.


* Omitted pursuant to a request for confidential treatment